McBride & Shopa & Company
                        270 Presidential Drive
                      Wilmington, Delaware 19807


          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the use in the Registration Statement on Form S-1 of our report dated May 14, 1998, except for Note 10, as to which the date is June 25, 1998, relating to the audited financial statements of HDN, Inc. (a development stage company) as of and for the year ended December 31, 1997 and for the period from inception (December 16, 1996) to December 31, 1997 and to the reference to our Firm under the Caption "Experts" in the Prospectus.


                         /c/ McBride, Shopa & Company
                         Certified Public Accountants


Wilmington, Delaware
August 10, 1998